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                                                                    EXHIBIT 99.1

RIBOZYME PHARMACEUTICALS TO HAVE $60 MILLION EQUITY FINANCING FACILITY


     BOULDER, Colo., Dec. 29 /PRNewswire/ -- Ribozyme Pharmaceuticals, Inc.
(RPI) (Nasdaq: RZYM) has signed an agreement with Acqua Wellington North American Equities Fund Ltd. ("Acqua Wellington") to set up an equity financing facility covering the sale of up to $60 million of the company's stock over the next 28 months.

     The financing will be made pursuant to a shelf registration filed by RPI with the Securities and Exchange Commission covering the sale of up to 3 million shares of its stock. The shares may be sold at RPI's discretion and as market conditions warrant at a small discount to market at the time of sale. RPI will control the quantity and timing of each incremental sale of stock. Any proceeds will be used by RPI for general corporate purposes. "While RPI currently has a strong cash position, we are pleased to have the flexibility to raise capital when warranted by market conditions," said Ralph E. Christoffersen, Ph.D., President and CEO.

     Acqua Wellington Asset Management, LLC acts as an advisor to the Acqua Wellington Family of Funds, which is targeted at investment opportunities among mid-cap and small-cap publicly traded companies in domestic and global markets. The primary focus is in the life sciences and technology sectors.

     RPI (http://www.rpi.com), located in Boulder, Colorado, is the acknowledged leader in ribozyme therapeutic development. RPI is partnered with Chiron Corporation for the development and commercialization of ANGIOZYME-TM-, an anti-angiogenic ribozyme designed to inhibit the growth of new blood supplies to tumors and prevent tumor growth and metastasis. ANGIOZYME recently completed a Phase I/II clinical trial in cancer patients at the Cleveland Clinic and will be initiating several Phase II studies in Q4 2000 and Q1 2001. RPI is also developing an anti-Hepatitis C ribozyme, HEPTAZYME-TM-, which has demonstrated potent efficacy in cell culture assays and will soon be entering Phase II clinical trials in chronic Hepatitis C patients. A Phase I/II study was completed in September 2000. RPI recently announced a development program for a ribozyme therapeutic against Hepatitis B. RPI is also partnered with an affiliate of Elan Corporation plc for development of HERZYME-TM-, an anti-HER-2 ribozyme for treatment of breast and other cancers, through the RPI/Elan joint venture, Medizyme Pharmaceuticals Ltd.

     This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in RPI Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.

SOURCE  Ribozyme Pharmaceuticals, Inc.

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Web site: http://www.rpi.com

CONTACT: Ralph E. Christoffersen, Ph.D., CEO and President of
Ribozyme Pharmaceuticals, Inc., 303-449-6500; or Daniel McCue of
Freeman McCue Public Relations, 714-557-3663, for Ribozyme
Pharmaceuticals, Inc.




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